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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4/A

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

    Upfield,              James                    E.
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   (Last)               (First)                 (Middle)

    5400 LBJ Freeway, Suite 1375
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                                    (Street)

     Dallas               TX                    75240
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Temtex Industries, Inc.  (TMTX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

    December/1999
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5. If Amendment, Date of Original (Month/Year)

   January 5, 2000
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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [ X ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

                    Chairman of the Board
             ------------------------------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

=================================================================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
=================================================================================================================================

                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------     Amount      or     Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) 4)
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
Common                             12/23/99       P              37,500 (1)    A      $1.50       1,112,040      D          Owned
                                                                                                                           Directly
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

==================================================================================================================================
                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
              2.                                                                                            Deriv-   of
              Conver-                    5.                                    7.                           ative    Deriv-  11.
              sion                       Number of                             Title and Amount             Secur-   ative   Nature
              or                         Derivative          6.                of Underlying       8.       ities    Secur-  of
              Exer-             4.       Securities          Date              Securities          Price    Bene-    ity:    In-
              cise      3.      Trans-   Acquired (A)        Exercisable and   Instr. 3 and 4)     of       ficially Direct  direct
              Price     Trans-  action   or Disposed         Expiration Date   ----------------    Deriv-   Owned    (D) or  Bene-
1.            of        action  Code     of (D)              (Month/Day/Year)            Amount    ative    at End   In-     ficial
Title of      Deriv-    Date    (Instr.  (Instr. 3,          ----------------            or        Secur-   of       direct  Owner-
Derivative    ative     (Month/ 8)       4 and 5)            Date     Expira-            Number    ity      Month    (I)     ship
Security      Secur-    Day/    -------  ----------------    Exer-    tion               of        (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)    ity       Year)   Code  V   (A)       (D)      cisable  Date     Title     Shares    5)       4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:
(1) The Reporting Person notes that the open-market purchase effected on December 23, 1999 was only available to the extent that the purchaser acquired a total of 75,000 shares.  Accordingly, in addition to the transaction noted above, the Reporting Person received an additional 37,500 shares as an accommodation to, and for the exclusive benefit of, a third party.  These shares were delivered to the third party purchaser immediately after receipt at the same aggregate purchase price as paid by the Reporting
    Person.  Based on these facts, the Reporting Person disclaims that he "acquired" or "sold" the 37,500 additional shares, as such terms are used by the Securities Exchange Act of 1934.





  /s/  JAMES E. UPFIELD                          01/12/00
-----------------------------                   -----------
Signature of Reporting Person                      Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.